Exhibit 10.2

July 29, 2014

STRICTLY CONFIDENTIAL

Glynn Wilson, Ph.DChairman & CEO
TapImmune, Inc.1551 Eastlake Avenue EastSuite 100Seattle, WA 98102

Dear Dr. Wilson:

This letter agreement (this “Agreement”) constitutes the agreement between TapImmune, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”) that Wainwright shall serve as the exclusive agent, advisor or underwriter in any offering (each, an “Offering”) of securities of the Company (“Securities”) during the Term (as defined below) of this Agreement.   The terms of each Offering and the Securities issued in connection therewith shall be mutually agreed upon by the Company and Wainwright and nothing herein implies that Wainwright would have the power or authority to bind the Company and nothing herein implies that the Company shall have an obligation to issue any Securities.  It is understood that Wainwright’s assistance in an Offering will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as Wainwright deems appropriate under the circumstances and to the receipt of all internal approvals of Wainwright in connection with the transaction.  The Company expressly acknowledges and agrees that Wainwright’s involvement in an Offering is strictly on a reasonable best efforts basis and that the consummation of an Offering will be subject to, among other things, market conditions.  The execution of this Agreement does not constitute a commitment by Wainwright to purchase the Securities and does not ensure a successful Offering of the Securities or the success of Wainwright with respect to securing any other financing on behalf of the Company.  Wainwright may retain other brokers, dealers, agents or underwriters on its behalf in connection with an Offering.

A           Compensation; Reimbursement.  At the closing of each Offering (each, a “Closing”), the Company shall compensate Wainwright as follows:

(1)
Cash Fee.  The Company shall pay to Wainwright a cash fee, or as to an underwritten Offering an underwriter discount, equal to 7% of the aggregate gross proceeds raised in each Offering.  Additionally, Wainwright shall receive a cash fee payable within 48 hours of (but only in the event of) the receipt by the Company of any proceeds from the exercise of any warrants or options sold in each Offering.

(2)
Warrant Coverage.  The Company shall issue to Wainwright or its designees at each Closing, warrants (the “Wainwright Warrants”) to purchase that number of shares of common stock of the Company equal to 5% of the aggregate number of shares of Common Stock placed in each Offering (if the Securities are convertible or include a “greenshoe” or “additional investment” option component, such shares of Common Stock underlying such Securities or options).  If the Securities included in an Offering are non-convertible, the Wainwright Warrants shall be determined by dividing the gross proceeds raised in such Offering divided by the then market price of the Common Stock.  The Wainwright Warrants shall have the same terms as the

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Member: FINRA/SIPC

warrants issued to investors in the applicable Offering.  If no warrants are issued to investors in an Offering, the Wainwright Warrants shall be in a customary form reasonably acceptable to Wainwright, have a term of 5 years and an exercise price equal to 110% of the then market price of the Common Stock.

(3)
Expense Allowance.  Out of the proceeds of each Closing, the Company also agrees to pay Wainwright a non-accountable expense allowance of the lesser of (a) 1% of the gross proceeds raised in such Offering and (b) $30,000 (provided, however, that such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement).

B.
Term and Termination of Engagement; Exclusivity.  The term of Wainwright’s exclusive engagement will begin on the date hereof and end three (3) months after the date hereof (the “Term”); provided, however, in the event an Offering is consummated during the Term, the Term shall be extended to be twelve (12) months from the date hereof.  Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination of this Agreement.  Subject to the last two sentences of this paragraph, during Wainwright’s engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Wainwright, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of a Offering. Furthermore, again, subject to the last two sentences of this paragraph, the Company agrees that during Wainwright’s engagement hereunder, all inquiries, whether direct or indirect, from prospective investors will be referred to Wainwright and will be deemed to have been contacted by Wainwright in connection with an Offering Until a first Closing occurs, the Company may issue and sell securities of the Company in a private placement in an amount, not exceeding $500,000 in the aggregate and in no more than two offerings, on the following terms (each, a  “Company Offering”):  The Company Offering shall consist of units at per unit price of $1.00, with each unit consisting of (a) one share of unregistered common stock of the Company and (b) a common stock purchase warrant to purchase one share of unregistered common stock at an exercise price of $2.50 per share.  The Company Offering shall be made to (i) current non-institutional accredited investors of the Company and (ii) up to five (5) non-institutional accredited investors who have been previously approached by the Company and are listed on Schedule I attached hereto.

c.	Information; Reliance. The Company shall furnish, or cause to be furnished, to Wainwright all information requested by Wainwright for the purpose of rendering services hereunder (all such information being the “Information”). In addition, the Company agrees to make available to Wainwright upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that Wainwright (a) will use and rely on the Information, including any documents provided to investors in each Offering (the “Offering Documents” which shall include any Purchase Agreements (as defined below)), and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Offering Documents or the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company. Upon reasonable request, the Company will meet with Wainwright or its representatives to discuss all information relevant for disclosure in the Offering Documents and will cooperate in any investigation undertaken by Wainwright thereof, including any document included or incorporated by reference therein.  At each Offering, at the request of Wainwright, the Company shall deliver such legal letters, comfort letters and officer’s certificates, all in form and substance satisfactory to Wainwright and its counsel as is customary for such Offering.  Wainwright shall be a third party beneficiary of any representations, warranties, covenants and closing conditions made by the Company in any Offering Documents, including representations, warranties, covenants and closing conditions made to any investor in an Offering.

D.         Related Agreements.  At each Offering, the Company shall enter into the following additional agreements:

(1)
Underwritten Offering.  If an Offering is an underwritten Offering, the Company and Wainwright shall enter into a customary underwriting agreement in form and substance satisfactory to Wainwright and its counsel.

(2)
Best Efforts Offering.  If an Offering is on a best efforts basis, the sale of Securities to the investors in the Offering will be evidenced by a purchase agreement (“Purchase Agreement”) between the Company and such investors in a form reasonably satisfactory to the Company and Wainwright.  Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

(3)
Escrow.  In respect of each Offering, the Company and Wainwright shall enter into an escrow agreement with a third party escrow agent pursuant to which Wainwright’s compensation shall be paid from the gross proceeds of the Securities sold.  The Company shall bear the cost of the escrow agent.

(4)
FINRA Amendments.  Notwithstanding anything herein to the contrary, in the event that Wainwright determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement (or include such revisions in the final underwriting) in writing upon the request of Wainwright to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company.

E.         Confidentiality.  In the event of the consummation or public announcement of any Offering, Wainwright shall have the right to disclose its participation in such Offering, including, without limitation, the Offering at its cost of “tombstone” advertisements in financial and other newspapers and journals.

F.         Indemnity.

1.           In connection with the Company’s engagement of Wainwright as Offering agent, the Company hereby agrees to indemnify and hold harmless Wainwright and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Wainwright, or (B) otherwise relate to or arise out of Wainwright’s activities on the Company’s behalf under Wainwright’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.  The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim.  The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Wainwright except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

2.           The Company further agrees that it will not, without the prior written consent of Wainwright, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3.           Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses.  If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.  Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.  In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4.           The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Wainwright is the Indemnified

Person), the Company and Wainwright shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Wainwright on the other, in connection with Wainwright’s engagement referred to above, subject to the limitation that in no event shall the amount of Wainwright’s contribution to such Claim exceed the amount of fees actually received by Wainwright from the Company pursuant to Wainwright’s engagement.  The Company hereby agrees that the relative benefits to the Company, on the one hand, and Wainwright on the other, with respect to Wainwright’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company pursuant to the applicable Offering (whether or not consummated) for which Wainwright is engaged to render services bears to (b) the fee paid or proposed to be paid to Wainwright in connection with such engagement.

5.           The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

G.         Limitation of Engagement to the Company.  The Company acknowledges that Wainwright has been retained only by the Company, that Wainwright is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Wainwright is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Wainwright or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents.  Unless otherwise expressly agreed in writing by Wainwright, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Wainwright, and no one other than the Company is intended to be a beneficiary of this Agreement.  The Company acknowledges that any recommendation or advice, written or oral, given by Wainwright to the Company in connection with Wainwright’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.  Wainwright shall not have the authority to make any commitment binding on the Company.  The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Wainwright.

H.         Limitation of Wainwright’s Liability to the Company.  Wainwright and the Company further agree that neither Wainwright nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Wainwright and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Wainwright.

I.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein.  Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York.  The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York.  In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees.  Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Wainwright and the Company.

J.         Notices.  All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or fax, if sent to Wainwright, to H. C. Wainwright & Co. LLC, at the address set forth on the first page hereof, fax number (212) 356-0536, Attention: Head of Investment Banking, and if sent to the Company, to the address set forth on the first page hereof, fax number (206) 299-9208 Attention: Glynn Wilson, Chief Executive Officer.  Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

K.         Conflicts.  The Company acknowledges that Wainwright and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which Wainwright may acquire information of interest to the Company. Wainwright shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

L.         Anti-Money Laundering.  To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

M.        Miscellaneous.  The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.   This Agreement shall not be modified or amended except in writing signed by Wainwright and the Company.  This Agreement shall be binding upon and inure to the benefit of both Wainwright and the Company and their respective assigns, successors, and legal representatives.  This Agreement constitutes the entire agreement of Wainwright and the Company with respect to this Offering and supersedes any prior agreements with respect to the subject matter hereof.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect.  This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

*********************

In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By: /s/ Mark Viklund
     Name: Mark Viklund
     Title: CEO

Accepted and Agreed:

TAPIMMUNE, INC.

By: /s/ Glynn Wilson
Name:  Glynn Wilson, Ph.D
Title:    Chairman & CEO

SCHEDULE I

January 10, 2015

STRICTLY CONFIDENTIAL

Glynn Wilson, Ph.DChairman & CEO
TapImmune, Inc.1551 Eastlake Avenue East, Suite 100Seattle, WA 98102

Dear Dr. Wilson:

           Reference is made to the exclusive engagement letter (the “Engagement Letter”), dated July 29, 2014, by and between TapImmune Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive investment bank of the Company during the “Term” (as defined in the Engagement Letter).

    The Company and Wainwright hereby agree to amend the exclusive Engagement Letter in order to permit the Company to compensate Olympus Securities, LLC as co-agent with up to 50% of the cash fee payable to Wainwright and Wainwright Warrants issuable to Wainwright from gross proceeds received by the Company in an Offering in the denominations from the investors as set forth on Schedule 2 attached hereto, provided that such Offering shall have been consummated on or about January 12, 2015.  As such, the following sentence shall be added after the last sentence of Section A(1) of the Engagement Letter:

    “Notwithstanding anything herein to the contrary, Olympus Securities, LLC (“Olympus”) shall be entitled to receive up to 50% of the cash fee payable to Wainwright for gross proceeds received by the investors as set forth on Schedule 2 attached hereto in an Offering, provided that such Offering shall have been consummated on or about January 12, 2015. For clarity, any fees payable to Wainwright as a result of the exercise of the warrants issued pursuant to such Offering that is consummated on or about January 12, 2015 to those investors listed on Schedule 2 attached hereto shall be payable 67% to Wainwright and 33% to Olympus. Excluding the aforementioned, no other compensation shall be payable to Olympus in respect in of any other transactions during Wainwright’s exclusive term including compensation .payable to Wainwright pursuant to the exercise of warrants issued prior to January 12, 2015 to the investors listed on Schedule 2 attached hereto.”

    In addition, the following sentence shall be added to the last sentence of Section A(2) of the Engagement Letter:

    “Notwithstanding anything herein to the contrary, Olympus shall be entitled to receive up to 50% of the Wainwright Warrants issuable in connection with shares of Common Stock purchased by the investors as set forth on Schedule 2 attached hereto in an Offering, provided that such Offering shall have been consummated on or about January 12, 2015. For clarity, any equity fees payable to Wainwright as a result of the exercise of the warrants issued pursuant to such Offering that is consummated on or about January 12, 2015 to those investors listed on Schedule 2 attached hereto shall be payable 67% to Wainwright and 33% to Olympus. For clarity, except as expressly set forth herein, no compensation shall be payable to Olympus in respect in of any other transactions during Wainwright’s exclusive term including equity fees payable to Wainwright pursuant to the exercise of warrants issued prior to January 12, 2015  to the investors listed on Schedule 2 attached hereto.”

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Member: FINRA/SIPC

Except as expressly set forth above, all of the terms and conditions of the exclusive Engagement Letter shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.  Defined terms used herein but not defined herein shall have the meanings given to such terms in the exclusive Engagement Letter.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

     Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By: /s/ Mark W. Viklund
     Name: Mark Viklund
     Title: CEO

Accepted and Agreed:

TapImmune Inc.

By: /s/ Glynn Wilson
Name:  Glynn Wilson, Ph.D
Title:    Chairman & CEO

[Signature Page to TPIV Engagement Letter Amendment]

Schedule 2

Investor	Amount	Agent Cash Fee	Agent Warrant	Agent
Empery	$464,000	$34,480 (7%)	116,000 Warrants (5%)	Wainwright

Iroquois	$500,000	$17,500 (3.5%)	62,500 Warrants (2.5%)	Wainwright
		$17,500 (3.5%)	62,500 Warrants (2.5%)	Olympus

Brio	$500,000	$17,500 (3.5%)	62,500 Warrants (2.5%)	Wainwright
		$17,500 (3.5%)	62,500 Warrants (2.5%)	Olympus